Exhibit 5.1

Squire Sanders (US) LLP 2000 Huntington Center 41 South High Street Columbus, OH 43215

O +1 614 365 2700 F +1 614 365 2499 squiresanders.com

March 3, 2014

Oxford Resource Partners, LP

41 South High Street, Suite 3450

Columbus, Ohio 43215

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Oxford Resource Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 750,000 common units representing limited partner interests (the “Units”) under the Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan, as amended by the first amendment thereto (as amended, the “Plan”). The Units are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2014 (the “Registration Statement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. With your consent, we have relied as deemed appropriate upon certificates or other assurances of officers of the Partnership’s general partner, Oxford Resources GP, LLC, a Delaware limited liability company, and others as to factual matters without having independently verified such factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Partnership against payment therefor in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Units will have been duly authorized by all necessary partnership action of the Partnership, and the Units will be validly issued, fully paid and nonassessable.

We are opining herein as to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, as interpreted by federal courts and the courts of the State of Delaware, and we are expressing no opinion as to the effect of any other laws.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Squire Sanders (US) LLP